KPMG LLP
Two Financial Center 60 South Street
Boston, MA 02111

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated May 21, 2026, with respect to the financial statements of Allspring Disciplined Small Cap Fund, Allspring Index Fund, and Allspring Special Small Cap Value Fund, three of the funds constituting Allspring Funds Trust, as of March 31, 2026, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts July 22, 2026